                                                                       EXHIBIT 8

HERSCHEL H. FRIDAY (1922-1994)                       FRIDAY, ELDREDGE & CLARK                      SCOTT J. LANCASTER, P.A.
WILLIAM H. SUTTON, P.A.                                                                            M. GAYLE CORLEY, P.A.
JAMES W. MOORE                      A PARTNERSHIP OF INDIVIDUALS AND PROFESSIONAL ASSOCIATIONS     ROBERT B. BEACH, JR., P.A.
BYRON M. EISEMAN, JR., P.A.                                                                        J. LEE BROWN, P.A.
JOE D. BELL, P.A.                                        ATTORNEYS AT LAW                          JAMES C. BAKER, JR., P.A.
JOHN C. ECHOLS, P.A.                                                                               HARRY A. LIGHT, P.A.
JAMES A. BUTTRY, P.A.                             2000 FIRST COMMERCIAL BUILDING                   SCOTT H. TUCKER, P.A.
FREDERICK S. URSERY, P.A.                                                                          JOHN CLAYTON RANDOLPH, P.A.
H.T. LARZELERE, P.A.                                 400 WEST CAPITOL AVENUE                       GUY ALTON WADE, P.A.
OSCAR E. DAVIS, JR., P.A.                                                                          PRICE C. GARDNER, P.A.
JAMES C. CLARK, JR., P.A.                        LITTLE ROCK, ARKANSAS 72201-3493                  TONIA P. JONES, P.A.
THOMAS P. LEGGETT, P.A.                                                                            DAVID D. WILSON, P.A.
JOHN DEWEY WATSON, P.A.                               TELEPHONE 501-376-2011                       JEFFREY H. MOORE, P.A.
PAUL B. BENHAM III, P.A.                                                                           ANDREW T. TURNER, P.A.
LARRY W. BURKS, P.A.                                   FAX NO. 501-376-2147                        DAVID M. GRAF, P.A.
A. WYCKLIFF NISBET, JR., P.A.                                                                      CARLA G. SPAINHOUR
JAMES EDWARD HARRIS, P.A.                                                                          JOHN C. FENDLEY, JR.
J. PHILLIP MALCOM, P.A.                                                                            ALLISON GRAVES
JAMES M. SIMPSON, P.A.                                  November ___, 1997                         JONANN C. ROOSEVELT
JAMES M. SAXTON, P.A.                                                                              R. CHRISTOPHER LAWSON
J. SHEPHERD RUSSELL III, P.A.                                                                      GREGORY D. TAYLOR
DONALD H. BACON, P.A.                                                                              TONY L. WILCOX
WILLIAM THOMAS BAXTER, P.A.                                                                        FRAN C. HICKMAN
WALTER A. PAULSON II, P.A.                                                                         BETTY J. DEMORY
BARRY E. COPLIN, P.A.                                                                              BARBARA J. RAND
RICHARD D. TAYLOR, P.A.                                                                            JAMES W. SMITH
JOSEPH B. HURST, JR., P.A.                                                                         CLIFFORD W. PLUNKETT
ELIZABETH ROBBEN MURRAY, P.A.                                                                      DANIEL L. HERRINGTON
CHRISTOPHER HELLER, P.A.                                                                           ALLISON J. CORNWELL
LAURA HENSLEY SMITH, P.A.                                                                          TODD A. GREER
ROBERT S. SHAFER, P.A.                                                                             ELLEN M. OWENS
WILLIAM M. GRIFFIN III, P.A.                                                                       HELENE N. RAYDER
MICHAEL S. MOORE, P.A.                                                                             JASON B. HENDREN
DIANE S. MACKEY, P.A.                                                                              SUSAN N. CHILDERS
WALTER M. EBEL III, P.A.                                                                             ----------
KEVIN A. CRASS, P.A.                                                                                 OF COUNSEL
WILLIAM A. WADDELL, JR., P.A.                                                                      WILLIAM J. SMITH
                                                                                                   B.S. CLARK
                                                                                                   WILLIAM L. TERRY, P.A.
                                                                                                   WILLIAM L. PATTON, JR., P.A.

                                                                                                   WRITER'S DIRECT NO.

                                                                                                   (501) 370-1543

The Board of Directors and Shareholders of Brass Eagle Inc.
c/o Mr. E. Lynn Scott, President
1203A North Sixth Street
Rogers, AR  72756

McDonald & Company Securities, Inc.
800 Superior Avenue
Cleveland, Ohio  44114

Dain Bosworth Incorporated
Dain Bosworth Plaza
60 S. Sixth Street, 18th Floor
Minneapolis, MN  55402-4422

     RE:  Separation of Daisy Manufacturing Company
     ----------------------------------------------

Gentlemen:

     You have requested an opinion on the tax consequences to Brass Eagle Inc. ("Brass Eagle") in connection with the certain plan of corporate separation and reorganization which involves the division of Brass Eagle's paintball and nonpaintball lines of business in a plan of corporate separation governed by (S) 355 of the Internal Revenue Code of 1986, as amended (the "Code" or "I.R.C."). The plan involves the transfer of the nonpaintball related assets to a newly created, wholly-owned subsidiary of Brass Eagle, Daisy Manufacturing Company ("New Daisy"), followed by Brass Eagle's distribution to the Brass Eagle stockholders of the New Daisy common stock received by Brass Eagle in exchange for the transfer of the assets to New Daisy. The formation of New Daisy and distribution of the New Daisy stock shall be referred to herein as the "Daisy Spin-off."

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 2

     This opinion is delivered pursuant to your request and is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, this opinion is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord (in addition to the qualifications, exceptions, definitions and limitations contained herein, and this opinion letter should be read in conjunction therewith).

     In connection with the Daisy Spin-off, Brass Eagle has proposed the following transaction:

     1. Brass Eagle will form New Daisy as a wholly-owned subsidiary corporation.

     2. Brass Eagle will amend its Certificate of Incorporation to cancel the Brass Eagle preferred stock.

     3. In connection with the formation of New Daisy, Brass Eagle will transfer all of the assets and liabilities associated with its nonpaintball division (the "nonpaintball business") to New Daisy in exchange for 2,667 shares of New Daisy common stock (the "New Daisy Stock"), the same representing all the issued and outstanding stock of New Daisy, and New Daisy's assumption of, or receipt of the assets subject to, all liabilities associated with the transferred assets.

     4. Following the formation of New Daisy and the transfer of the nonpaintball related assets and liabilities, Brass Eagle will distribute all of the New Daisy Stock to Brass Eagle's common stockholders as a distribution attributable to their stock in Brass Eagle. One share of New Daisy Stock will be issued to each Brass Eagle stockholder for each share of Brass Eagle common stock held by such stockholder on the date of the distribution. No Brass Eagle common stock shall be surrendered in the distribution of New Daisy Stock. Such distribution shall occur in the same taxable year of Brass Eagle in which the formation of New Daisy occurred.

     5. Following the Daisy Spin-off, Brass Eagle will amend its Certificate of Incorporation to increase the number of authorized shares of common stock to 10 million shares and shall declare and pay a stock dividend to the existing Brass Eagle common stockholders at the rate of 1,777.96 shares for each share of Brass Eagle common stock held.

     The following representations have been made in connection with the proposed transaction:

     (a) Brass Eagle began its paintball operations in the early 1970s manufacturing and marketing paintball guns as a device to mark trees and cattle for commercial and industrial use. Brass

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 3

Eagle subsequently manufactured paintball guns under a contract with the Nelson Paintball Company executed in July 1984. In May 1993, Brass Eagle entered into a license agreement to manufacture, market and distribute recreational paintball guns using the Brass Eagle trademark under a royalty arrangement. The July 1984 agreement with Nelson was specifically excluded from the May 1993 license agreement and royalty obligations thereunder, and Brass Eagle retained the ability to manufacture and sell the Nelson Paintball Company's paintball guns following the execution of the May, 1993 license agreement. However, in June 1993, the agreement with Nelson Paintball Company was terminated and Brass Eagle focused its paintball operations on the recreational use of paintball guns. In October 1995, Brass Eagle acquired ownership of the patents and trademarks, including the Brass Eagle name and logo, covered under the May 1993 license agreement and the agreement was terminated. From October 1995, Brass Eagle has owned all of the assets, patents and trademarks associated with the paintball guns manufactured, marketed and distributed by Brass Eagle and there have been no substantial operational changes other than the expansion of existing product lines and operations based on trends with respect to such business over the past five years.

     (b) Brass Eagle has conducted the nonpaintball division air gun business for in excess of fifty years under the "Daisy" trademark, and there have been no substantial operational changes other than the expansion of existing product lines and operations based on trends with respect to such business over the past five years.

     (c) Immediately after the distribution, both Brass Eagle and New Daisy shall each continue the operation of at least one historic line of business as conducted by Brass Eagle prior to the distribution or use a significant portion of Brass Eagle's historic business assets in a business. Brass Eagle and New Daisy shall each continue their respective businesses independently and with their own separate employees. The foregoing notwithstanding, during a transitional period following the separation of Brass Eagle and New Daisy certain employees may be shared under contractual arrangement. Additionally, certain warehousing agreements, management information systems, accounting and other functions may be handled under contractual arrangement between the companies.

     (d) The Daisy Spin-off is being undertaken primarily for the following corporate purposes, inter alia:

          (1) Brass Eagle needs to raise significant capital within the next six months to fund operations, capital expenditures, the retirement of debt and growth as a result of the rapid expansion of the paintball line of business.

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 4

          (2) Brass Eagle can raise significantly more funds per share (net of offering costs) and has been advised that it is more advantageous in raising additional capital if the nonpaintball related lines of business are separated prior to an initial public offering of Brass Eagle common stock.

          (3) The underwriters selected by Brass Eagle in connection with the proposed initial public offering of Brass Eagle stock have required the separation of the nonpaintball division as a condition of such offering.

          (4) The raising of additional capital by Brass Eagle will also give Brass Eagle the opportunity to obtain more favorable financing for the operation and expansion of the paintball division.

     (e) As of August 31, 1997, the total adjusted basis of the assets to be transferred to New Daisy by Brass Eagle is $32,110,000.00 and the recorded sum of the liabilities (as defined in I.R.C. (S) 357(c)) to be assumed by New Daisy plus any liabilities to which the assets transferred are subject for federal income tax purposes is $37,340,000. Based upon the valuation report received by Brass Eagle from Moore Stephens Frost dated September 17, 1997, and management's intentions expressed therein to operate New Daisy as a going concern, the fair market value of New Daisy would be greater than zero. Brass Eagle intends to recognize and report a $1.00 gain on the distribution of the New Daisy Stock to the Brass Eagle stockholders in the spin-off.

     (f) Except for the potential sale of certain assets of New Daisy's shot division, there is no plan or intention to liquidate either Brass Eagle or New Daisy, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation subject to the proposed transaction, except in the ordinary course of business or otherwise discontinue the operation of the historic lines of business of Brass Eagle or New Daisy or the use of Brass Eagle's historic assets in a business. The potential sale of the shot division by New Daisy would represent less than thirty percent (30%) of New Daisy's assets and revenues.

     (g) Based upon certificates received by Brass Eagle from its stockholders holding more than ninety percent (90%) of Brass Eagle's outstanding common stock and representing the potential holders of more than ninety percent (90%) of the New Daisy Stock following the Daisy Spin-off, and specifically including certificates from Charter Oak Partners, Marvin Griffith and Lynn Scott, and Brass Eagle having no knowledge of any intention by a shareholder not delivering a certificate to sell, exchange, transfer by gift, or otherwise dispose of any of their Brass Eagle common stock or New Daisy Stock subsequent to the proposed

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 5

transaction (although no actual inquiry was made of such noncertifying shareholders), there is no plan or intention by the stockholders of Brass Eagle receiving New Daisy Stock to sell, exchange, transfer by gift, or otherwise dispose of any of their Brass Eagle common stock or New Daisy Stock subsequent to the proposed transaction.

     (h) No parties to the transaction are investment companies as defined in
(S) 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) Payments made in connection with all continuing transactions between Brass Eagle and New Daisy will be for fair market value based upon terms and conditions arrived at by the parties bargaining at arm's length.

     (j) Ninety-six and 58/100 percent (96.58%) of the issued and outstanding Brass Eagle stock was acquired by purchase on June 30, 1993, which is within the five year period ending prior to the date of the proposed transaction.

     (k) Brass Eagle, New Daisy and their respective stockholders will each pay their own expenses, if any, incurred in connection with the proposed transaction.

     (l) Brass Eagle has elected (or will otherwise timely elect) to terminate its LIFO election for federal income tax purposes effective for the tax year beginning January 1, 1997.

     (m) Based upon the certificate of Crowe, Chizek and Company, LLP, dated _______, 1997, attached as Exhibit A (the "Crowe Chizek Certificate"), the net operating loss carryforward for federal income tax purposes available for the current year is $3,548,785 and such losses arose from the tax years ending after December 31, 1993.

     Based on the terms of the proposed transaction and on the representations set forth above, we issue the following opinion with respect to the tax consequences of the New Daisy Spin-off to Brass Eagle:

     (1) The transfer by Brass Eagle to New Daisy of all of the non-paintball assets solely in exchange for all of the New Daisy Stock and the assumption of certain liabilities, as described above, followed by the distribution of the New Daisy Stock to the Brass Eagle stockholders will constitute a "D" reorganization within the meaning of (S) 368(a)(1)(D) of the Code.

     (2) Brass Eagle and New Daisy will each be "a party to a reorganization" within the meaning of (S) 368(b) of the Code.

     (3) No gain will be recognized by Brass Eagle upon the transfer of the nonpaintball division assets to New Daisy subject to the liabilities in exchange for the New Daisy Stock except to

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 6

the extent that the liabilities assumed, or to which the nonpaintball assets are taken subject to, exceed the adjusted basis of such nonpaintball assets transferred to New Daisy pursuant to section 351 of the Code (IRC (S)(S) 361(a) and 357(a)); provided, however, that to the extent that any liability would give rise to a deduction upon the payment thereof by New Daisy, such liability shall be excluded in determining whether or not the amount of liabilities assumed or to which property transferred is subject in connection with the formation of New Daisy (IRC (S) 357(c)(3)(A)). Such gain shall be considered as gain from the sale or exchange of a capital asset or of property which is not a capital asset, as the case may be. (IRC (S) 357(c)).

     (4) No gain or loss will be recognized by New Daisy on the receipt of the assets in exchange for the New Daisy Stock (IRC (S) 1032(a)).

     (5) The basis of the assets received by New Daisy will be the same as the basis of such assets in the hands of Brass Eagle immediately prior to the transaction, increased by the amount of gain recognized by Brass Eagle on the transfer of the assets to New Daisy (IRC (S) 362(b)).

     (6) The holding period of the Brass Eagle assets received by New Daisy will include the period during which such assets were held by Brass Eagle (IRC (S) 1223(2)).

     (7) Brass Eagle has conducted the operation of its paintball division and nonpaintball division businesses in excess of five years, and, with regard to each business, there have been no substantial operational changes other than the expansion of existing product lines and operations based on trends with respect to each business over the past five years.

     (8) Immediately after the distribution, Brass Eagle and New Daisy shall be engaged, or be treated as engaged, in a trade or business that has been actively conducted for at least five years prior to the distribution and that was not acquired by Brass Eagle or New Daisy during said five year period in a transaction in which gain or loss was recognized in whole or in part.

     (9) The New Daisy Stock distributed in the Daisy Spin-off constitutes "disqualified stock," as such stock is attributable to distributions on stock that was acquired by purchase after October 9, 1990, and during the five year period ending on the date of the distribution. (IRC (S) 355(d)(3)(B)(ii)(i)).

     (10) Gain will be recognized by Brass Eagle to the extent that the fair market value of the New Daisy stock distributed in the exchange exceeds Brass Eagle's basis in such stock (IRC (S) 355(d)).

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 7

     (11) No gain or loss will be recognized to (and no amount will be included in the income of) the New Daisy stockholders upon the receipt of New Daisy Stock pursuant to the distribution to the extent that the New Daisy Stock and other consideration received has value. (IRC (S) 355(a)(1), H.R. Rep No. 881, 101st Cong. 2nd Sess. @ 93 (1990), and S. 3209, 101st Cong. 2nd Sess. @ 163 (1990)).

     (12) The basis of the New Daisy Stock in the hands of Brass Eagle will be basis of the assets transferred to New Daisy immediately prior to the transaction, reduced by the amount of the liabilities assumed or to which the nonpaintball assets were taken subject to by New Daisy (other than those assumed liabilities described in IRC (S) 357(c)(3)) and increased by the amount of gain recognized by Brass Eagle on the transfer of the assets to New Daisy. (IRC
(S)(S) 358(a) and (d)).

     (13) The basis of the New Daisy Stock in the hands of the Brass Eagle common stockholders, in each instance, will be an allocation of such New Daisy stockholder's pre-distribution tax basis in the Brass Eagle common stock with respect to which such distribution of New Daisy Stock is attributable in accordance to the relative fair market value thereof (IRC (S)(S) 358(b) and (c)).

     (14) The holding period of the New Daisy Stock received by the Brass Eagle stockholders will include the holding period of the Brass Eagle stock with respect to which such distribution of the New Daisy common stock was made, provided that such stock is held as a capital asset on the date of the exchange (IRC (S) 1223(1)).

     (15) As provided in section 312(h) of the Code, proper allocation of the earnings and profits between Brass Eagle and New Daisy is governed by Reg.
(S)1.312-10(a).

     (16) Gain recognized under section 357(c) in connection with the formation of New Daisy or under (S) 311 in connection with the distribution of the New Daisy common and preferred stock would constitute taxable income to Brass Eagle, which would be taxed at the rates described in Section 11 of the Code.

     (17) Based upon the New Daisy Stock constituting "disqualified stock" within the meaning of Section 355(d), the Daisy Spin-off and subsequent public offering of Brass Eagle is not subject to the provisions of Section 355(e), as enacted by section 1012(a) of the Taxpayer Relief Act of 1997, requiring the recognition of certain gain on distributions of stock in connection with certain acquisitions of stock of either the distributing or controlled corporation.
(IRC (S)355(e)(2)(D)).

     (18) The computation of the adjusted basis of the nonpaintball assets transferred to New Daisy and the sum of the liabilities assumed or to which the nonpaintball assets are to be taken subject

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 8

to for federal income tax purposes as set forth in the Crowe Chizek Certificate were computed in accordance with the provisions of the Code and regulations promulgated thereunder.

     (19) The net operating loss carryforward of Brass Eagle and the loss incurred for the current taxable year prior to the effective date of the Daisy Spin-off will be available for use by Brass Eagle in the taxable year including the date of the Daisy Spin-off to offset the gain recognized by Brass Eagle upon the formation of New Daisy, the income recognized as a result of the comtemplated termination by Brass Eagle of its LIFO reserve effective as of January 1, 1997, and the gain, if any, on the distribution of the New Daisy Stock in the Daisy Spin-off, to the extent of the amount of such losses.

     The foregoing opinions are subject to the following qualifications and restrictions:

     (A) No opinion is expressed as to the fair market value of the paintball or nonpaintball division assets or liabilities, the New Daisy Stock or the Brass Eagle common or preferred stock. It is our understanding that Brass Eagle has obtained an independent valuation report with respect to the nonpaintball division assets and liabilities and accordingly, we do not express any opinion as to the amount of any gain inherent therein or the income tax basis of any of the assets or stock involved in the proposed transactions.

     (B) With respect to the numbers representing the adjusted basis of the nonpaintball division assets, the sum of the liabilities to be assumed by New Daisy or to which the assets will be taken subject to and the amount and years of origin of any net operating loss carryforward, we have relied upon the Crowe Chizek Certificate, and accordingly, we do not express any opinion as validity or accuracy of those numbers or the impact on any of the foregoing opinions to the extent that one or more numbers as of the date of the actual transaction is materially different from the figures set forth in the certificate; provided, however, we have no knowledge and nothing has come to our attention that such certificate contains a material inaccuracy, although we have not conducted any independent inquiry or investigation with respect thereto.

     (C) This opinion is rendered as of the date hereof and is based upon the current version of the Internal Revenue Code, and the regulations promulgated thereunder, current rulings of the Internal Revenue Service, and the applicable case law, and, accordingly, is subject to any changes in such law, regulations, rulings, or judicial decisions occurring after the date of this opinion.

     (D) In connection with the delivery of this opinion, we have examined such other corporation records, certificates, agreements

The Board of Directors and Shareholders of Brass Eagle Inc.
McDonald & Company Securities, Inc.
Dain Bosworth Incorporated
November __, 1997
Page 9

and documents, and performed such due diligence and made such inquiry of Brass Eagle and its officers or other representatives and have made such investigations of law as we have deemed appropriate for purposes of providing the opinions expressed herein. The foregoing notwithstanding, the opinions expressed herein are based upon certain factual assumptions as described herein. Accordingly, we shall have no liability in rendering this opinion to the extent it is adversely affected by reason of such factual assumptions being false or incorrect; provided, however, we have no knowledge and nothing has come to our attention that any such factual assumption contains a material inaccuracy, although we have not conducted any independent inquiry or investigation with respect thereto.

     (E) This opinion is limited to the matters expressly addressed herein, and no opinion may be implied or inferred beyond the expressed language of the opinion stated herein.

     (F) The opinions herein represent our reasoned judgment as to certain matters of the law, based upon the assumptions contained herein, and should not be construed or considered as a guarantee.

     (G) Finally, this opinion is provided solely for the benefit of Brass Eagle, New Daisy and their respective stockholders as of the date of this opinion and McDonald & Company Securities, Inc. and Dain Bosworth Incorporated and their respective counsel, and may not be relied upon by any other person or entity, including any in whole or part, filed within any governmental agency, or otherwise referred to or utilized for any other purpose, without our prior written consent. The foregoing notwithstanding, we hereby consent to the inclusion and reproduction of this opinion as a exhibit to the registration statement on Form S-1 (Registration No. 333-36179) filed by Brass Eagle in connection with the proposed initial public offering of its common stock.

                              Very truly yours,


                              FRIDAY, ELDREDGE & CLARK
PCG/tsc